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As filed with the Securities and Exchange Commission on March 30, 2001

Registration No. 333-30847

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.
(Exact Name of Registrant in Its Charter)

Missouri	48-1056429
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

501 Kansas Avenue, Kansas City, Kansas 66105-1300
(Address of Principal Executive Offices) (Zip Code)

ELECTRONIC PROCESSING, INC.
(Former name)

EPIQ SYSTEMS, INC.
1995 STOCK OPTION PLAN
(Full title of the plan)

Tom W. Olofson
Chairman and Chief Executive Officer
EPIQ Systems, Inc.
501 Kansas Avenue, Kansas City, Kansas 66105-1300
(Name and address of agent for service)
 (913) 621-9500
(Telephone number, including area code, of agent for service)

EXPLANATORY NOTES

    The original Prospectus filed with this Registration Statement is hereby superceded in its entirety by a prospectus prepared by EPIQ Systems, Inc. (the "Company") and meeting the requirements of Part I of Form S-8. No reoffer or resale prospectus is included as part of this Registration Statement.

AS PERMITTED BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION,
THIS REGISTRATION STATEMENT OMITS THE INFORMATION SPECIFIED IN PART I OF FORM S-8.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, all of which have been previously filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated by reference into this Registration Statement:

  (a)
  The Company's annual report on Form 10-K for the year ended December 31, 2000;

  (b)
  The description of the Company's common stock contained in the Company's registration statement on Form 8-A;

  (c)
  The Company's current report on Form 8-K, as filed with the Securities and Exchange Commission on January 11, 2001, and the current report on Form 8-K, as filed with the Securities and Exchange Commission on January 26, 2001.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Item 6. Indemnification of Directors and Officers

    The Company's bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against all liabilities and expenses, including attorneys' fees, judgments, fines and amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws), ERISA excise taxes or penalties or other expenses actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that the Company will not be required to indemnify or advance any expenses to any such person unless the initiation of such action, suit or proceeding was authorized by the Board of Directors or as otherwise provided below.

    The Company's bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the

Company as a director, officer, trustee or in any other comparable position of another entity) against amounts paid in settlement thereof (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws) and all expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense of settlement of the action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of the action, suit or proceeding) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect or any claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duties to the Company.

    Any indemnification with regard to the foregoing, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the bylaws. The determination shall be made by a majority vote of a quorum of disinterested directors or at the direction of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.

    The Company's bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the person to repay such amounts unless it shall be ultimately determined that he is entitled to be indemnified by the Company as authorized in the bylaws. The indemnification discussed in this section is not exclusive of any other rights the party seeking indemnification may have.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it will meet all of the requirements for filing on Form S-8 and has authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Kansas, on this 30th day of March, 2001.

EPIQ SYSTEMS, INC.
By:	/s/ TOM W. OLOFSON Tom W. Olofson Chairman and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Name & Title	Date
/s/ TOM W. OLOFSON Tom W. Olofson	Tom W. Olofson Chairman, Chief Executive Officer and Director	March 30, 2001
* Christopher E. Olofson	Christopher E. Olofson President, Chief Operating Officer and Director	March 30, 2001
/s/ JANICE E. KATTERHENRY Janice E. Katterhenry	Janice E. Katterhenry Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	March 30, 2001
/s/ MICHAEL A. RIDER Michael A. Rider	Michael A. Rider Controller (Principal Accounting Officer)	March 30, 2001
* Robert C. Levy	Robert C. Levy Director	March 30, 2001
* W. Bryan Satterlee	W. Bryan Satterlee Director	March 30, 2001
* Edward M. Connolly, Jr.	Edward M. Connolly, Jr. Director	March 30, 2001
*By:	/s/ TOM W. OLOFSON Tom W. Olofson Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Deloitte & Touche LLP, Independent Auditors'.*

*
Filed herewith.

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EXPLANATORY NOTES
Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX